Exhibit I
New York Stock Exchange
11, Wall Street,
New York,
NY 10005
USA
Re: Board Meeting on 21st January 2008
We wish to inform you that a meeting of the Board of Directors of HDFC Bank Limited will be held on Monday, 21st January 2008 to inter-alia consider the unaudited financial results for the third quarter and nine months ended 31st December 2007.
This is for your information and record.
Thanking you,
Yours faithfully,
For HDFC Bank Limited
sd/-
Sanjay Dongre
Executive Vice President (Legal) &
Company Secretary